Exhibit 10.1
PROMISSORY NOTE
$1,000,000.00
Note Date: February 12, 2008
Maturity Date: February 12, 2010
1. Promise to Pay. For value received, the undersigned, E Energy Adams, LLC, a Nebraska limited liability company at 13238 East Aspen Road, Adams, NE 68301, (the “Obligor”) promises to pay to Fagen, Inc., a Minnesota corporation, (the “Obligee”) the principal sum of One Million and 00/100 Dollars ($1,000,000.00) with interest on the unpaid balance of such principal sum advanced and outstanding equal to the rate set forth below from the date hereof. This Note is being delivered in consideration of the Obligor’s obligation to pay the Obligee its early Completion Bonus in the amount of original principal amount of this Note in accordance with that certain Design-Build Agreement dated August 1, 2006, between Obligor and Obligee.
2. Interest. Interest shall accrue on the unpaid balance at a rate of ten percent (10%), compounded annually until paid. Interest shall be computed on the basis of a 365-day year basis, counting the actual number of days elapsed.
3. Payments. Obligor shall pay this Note as soon as possible; and in any event, this Note, plus accrued interest, shall balloon and become due on the second anniversary of this Note. All payments shall be applied first to accrued interest and then to principal. Interest only shall be payable annually, on the anniversary date of this Note. On each yearly anniversary of this Note, any unpaid accrued interest shall be converted to principal and shall accrue interest as principal thereafter.
4. Payment. Obligor shall pay Obligee in lawful money of the United States of America, at 501 West Hwy 212, PO Box 159, Granite Falls, MN 56241, or at such other place as the Obligee may designate in writing.
5. Security. The amounts owed pursuant to this Note are unsecured.
6. Prepayment. The Obligor may prepay the interest and principal balance outstanding in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied first to accrued interest and then to the principal balance.
7. Default. If the Obligor fails to pay when due any amounts owing pursuant to this Note, or breaches any of their obligations hereunder, the Obligee may declare all amounts owing pursuant to this Note to be due and payable in full without further notice or demand.
8. Expenses. Obligor agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, in the event this Note is not paid when due, whether suit is included or not, including costs and expenses of litigation, bankruptcy, or insolvency proceedings.

9. No Waiver. Time is of the essence. No delay on the part of the Obligee in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Obligee may or would otherwise have.
10. Successors and Assignment. The respective rights and obligations of the Obligee and the Obligor hereunder shall benefit and be binding upon the successors, assigns, heirs, administrators and transferees thereof; provided, however, that this Note, and liability and obligations of Obligor hereunder, may not be assigned or transferred by the obligor except with the prior written approval of the Obligee. All rights of the Obligee as the holder of this Note may be freely assigned or transferred by the Obligee upon written notice to the Obligor.
11. Waiver of Presentment and Notice of Dishonor. Obligor and other parties who sign, guarantee or endorse the Promissory Note, to the extent allowed by law, hereby waive demand, presentment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity date of this Note.
12. Governing Law. This Promissory Note shall be deemed to have been made under, and shall in all respects be governed by the laws of the State of Minnesota.
13. Notice. Any written notice by a party shall be by certified mail, postage prepaid, to the address designated in this Note.
Obligor:
E Energy Adams, LLC

By:	/s/ Nicholas Stovall
Title: CFO

STATE OF NEBRASKA	)
)ss.
COUNTY OF GAGE	)
On this 7 day of Mar, 2008, before me, the undersigned, a Notary Public, personally appeared Nick Stovall, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Jenny Moerer

E-Energy Adams, LLC
Early Completion Bonus

Date of Commencement / Notice to Proceed Date (Per Section 6.2 of the Design Build Agreement)	10/27/2006

Certificate of Substantial Completion Issue Date (Grind Corn Date)	10/27/2007

Contractual Substantial Completion Date (Per Section 6.4.1 of the Design Build Agreement — 545 days following the Date of Commencement)	4/24/2008

Number of Days to Completion Eligible for Bonus	485
Actual Number of Days to Completion (10/27/06 — 10/27/07)	365

Early Completion — Number of Days Eligible for Bonus	120

Per Section 6.4.4 of the Agreement:

“...$10,000 per day, for each day that Substantial Completion occurred in advance Of said 485 days.”

Actual Number of Days to Completion (10/27/06 — 10/27/07)	485
Number of Days in Advance of 485	365

Times: $10,000 per day	$10,000

Total for Section 6.4.4	$1,200,000

Early Completion Bonus Cap (per Section 6.4.4 of the Agreement)	$1,000,000

Total Early Completion Bonus Date	$1,000,000